SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE                   Exhibit 11
(In thousands, except per share data)

PERIOD ENDED SEPTEMBER 30                   THREE MONTHS         NINE MONTHS

                                          1997     1996         1997     1996
Primary income per share
Net income                            $  1,890   $ 1,536    $  4,895   $ 2,611

Weighted average number of common shares
 outstanding during the period           3,254     3,228       3,249     3,204

Add - common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon
 exercise of the common stock equivalents  438       242         371       234

 Weighted average number of shares
  for income per common share            3,692     3,470       3,620     3,438

Income per common share - primary      $   .51   $  0.44    $   1.35    $ 0.76

Fully diluted income per share
Net income                             $ 1,890   $ 1,536    $  4,895    $2,611

Add interest on subordinated convertible
 debentures, net of tax                     60        60         179       179
                                       $ 1,950   $ 1,596    $  5,074    $2,790

Weighted average number of common shares
 outstanding during the period           3,254     3,228       3,249     3,204

Add
-Common equivalent shares (determined
using the "treasury stock" method)
representing shares issuable upon
exercise of the common stock equivalents   486       242         485       239

-Shares assumed converted from subordinated
 convertible debentures                    600       600         600       600
                                         4,340     4,070       4,334     4,043

Income per common share - fully diluted $  .45   $   .39    $   1.17    $  .69